As filed with the Securities and Exchange Commission on April 23, 2018.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Laureate Education, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	8200 (Primary Standard Industrial Classification Code Number)	52-1492296 (I.R.S. Employer Identification Number)

650 South Exeter Street

Baltimore, MD 21202

(410) 843-6100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Victoria Silbey, Esq.
Senior Vice President, Secretary, and Chief Legal Officer
Laureate Education, Inc.
650 S. Exeter Street
Baltimore, Maryland 21202
(410) 843-6100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Robert W. Smith, Jr., Esq.
Wm. David Chalk, Esq.
DLA Piper LLP (US)
6225 Smith Avenue
Baltimore, MD 21209
(410) 580-3000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Future Offering(s) by Laureate Education, Inc. and/or any Selling Stockholder
Class A common stock, par value $0.004 per share	(1)	(1)		(1)	(2)
Secondary Offering by Selling Stockholders Identified Herein
Class A common stock, par value $0.004 per share	36,142,759	$14.30	(3)	$516,841,453.70	$64,346.76

(1)    An indeterminate aggregate amount of Class A common stock to be offered at indeterminable prices is being registered hereunder, as may from time to time be offered, at indeterminate prices.

(2)    In accordance with Rules 456(b) and 457(r) of the Securities Act, the registrant is deferring payment of the registration fees required in connection with the registration of the indeterminate aggregate amount of Class A common stock. Any such registration fee will be paid subsequently on a pay-as-you-go basis in accordance with Rule 457(r).

(3)    Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high and low sales prices per share of Class A common stock as reported on the Nasdaq Global Select Market on April 20, 2018.

Prospectus

Class A Common Stock

Under this prospectus, we may offer and sell shares of our Class A common stock from time to time, in such amounts, at such prices and on such terms as will be determined at the time that such shares are offered. In addition, the selling stockholders identified in this prospectus and any such additional selling stockholders as may be named in one or more prospectus supplements (together, the “selling stockholders”) may offer and sell shares of our Class A common stock from time to time, in such amounts, at such prices and on such terms as will be determined at the time that such shares are offered. We urge you to read carefully this prospectus, any accompanying prospectus supplement, any related free writing prospectus, and any documents that we incorporate by reference into this prospectus and any accompanying prospectus supplement before you make your investment decision.

Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “LAUR”.

INVESTING IN OUR CLASS A COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY REVIEW THE RISKS AND UNCERTAINTIES REFERENCED UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 2 OF THIS PROSPECTUS, AS WELL AS THOSE CONTAINED IN IN ANY ACCOMPANYING PROSPECTUS SUPPLEMENT, ANY RELATED FREE WRITING PROSPECTUS AND ANY DOCUMENTS THAT WE INCORPORATE BY REFERENCE HEREIN AND THEREIN, INCLUDING ALL FUTURE FILINGS THAT WE MAKE WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO SECTIONS 13(A), 13(C), 14 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 23, 2018.

Trademarks and Tradenames

LAUREATE, LAUREATE INTERNATIONAL UNIVERSITIES and the leaf symbol are trademarks of Laureate Education, Inc. in the United States and other countries. This prospectus, any accompanying prospectus supplement, any related free writing prospectus and any documents that we incorporate by reference herein and therein also include other trademarks of Laureate and trademarks of other persons, which are properties of their respective owners.

Industry and Market Data

We obtained the industry, market and competitive position data used throughout this prospectus, any accompanying prospectus supplement, any related free writing prospectus and any documents that we incorporate by reference herein and therein from our own internal estimates and research as well as from industry publications and research, surveys and studies conducted by third-party sources. This prospectus, any accompanying prospectus supplement, any related free writing prospectus and any documents that we incorporate by reference herein and therein also contains the results from studies and surveys by Kantar Vermeer, a leading third-party market research organization. We commissioned the Kantar Vermeer study as part of our periodic evaluation of employment rates and starting salary information for our graduates.

Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. We have not independently verified industry, market and competitive position data from third-party sources. While we believe our internal business estimates and research are reliable and the market definitions are appropriate, neither such estimates, research nor these definitions have been verified by any independent source.

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ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). Under this shelf registration, we and/or any selling stockholder may offer shares of our Class A common stock, from time to time in one or more offerings. This prospectus provides to you a general description of the securities that we and/or the selling stockholders may offer. Each time that we and/or any selling stockholders offer and sell securities pursuant to the registration statement of which this prospectus forms a part, we may provide a prospectus supplement that contains additional information about the securities being offered and the terms of that offering. We may also add, update or change in any accompanying prospectus supplement or any related free writing prospectus we may authorize to be delivered to you any of the information contained in this prospectus. We urge you to read carefully this prospectus, any accompanying prospectus supplement, any related free writing prospectus, and any documents that we incorporate by reference into this prospectus and any accompanying prospectus supplement before you make your investment decision.

To the extent that there is a conflict between the information contained in this prospectus and any accompanying prospectus supplement or any related free writing prospectus, you should rely on the information in such prospectus supplement or related free writing prospectus; provided, however, that if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference in this prospectus or any accompanying prospectus supplement or any related free writing prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

Neither we nor any selling stockholder has authorized anyone to provide to you information in addition to or different from that contained in this prospectus, any accompanying prospectus supplement and any related free writing prospectus. We take no responsibility for, and can provide no assurances as to the reliability of, any information not contained in this prospectus, any accompanying prospectus supplement or any related free writing prospectus that we or a selling stockholder may authorize to be provided to you. You should assume that the information in this prospectus, any accompanying prospectus supplement or any related free writing prospectus is accurate only as of the date set forth on the front cover of such document and that any information incorporated by reference is accurate only as of the date set forth on the cover of the document incorporated by reference (as our business, financial condition, results of operations and prospects may have changed since that date), regardless of the time of delivery of this prospectus, any accompanying prospectus supplement or any related free writing prospectus, or any sale of shares of our Class A common stock.

No action is being taken in any jurisdiction outside the United States to permit a public offering of shares of our Class A common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restriction as to this offering and the distribution of this prospectus applicable to those jurisdictions.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”

As used in this prospectus, unless otherwise stated or the context otherwise requires, references to “we,” “us,” “our,” the “Company,” “Laureate” and similar references refer collectively to Laureate Education, Inc. and its subsidiaries. Unless otherwise stated or the context requires, references to the Laureate International Universities network include Santa Fe University of Art and Design (“SFUAD”), which is owned by Wengen Alberta, Limited Partnership, an Alberta limited partnership (“Wengen”), our controlling stockholder. Laureate is affiliated with SFUAD, but does not own or control it.  Accordingly, SFUAD is not included in the financial results of Laureate presented throughout or incorporated by reference into this prospectus, any accompanying prospectus supplement and any related free writing prospectus.

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ABOUT LAUREATE EDUCATION, INC.

Our Company

We are the largest global network of degree-granting higher education institutions, with more than one million students enrolled at over 60 institutions in more than 20 countries, and on more than 200 campuses, which we collectively refer to as the Laureate International Universities network. The institutions in the Laureate International Universities network offer a broad range of undergraduate and graduate degrees through campus-based, online and hybrid programs. Approximately 94% of our students attend traditional, campus-based institutions offering multi-year degrees, similar to leading private and public higher education institutions in the United States and Europe. Nearly two thirds of our students are enrolled in programs of four or more years in duration. Our programs are designed with a distinct emphasis on applied, professional-oriented content for growing career fields and are focused on academic disciplines that we believe offer strong employment opportunities and high earnings potential for our students. In 1999, we made our first investment in higher education and, since that time, we have developed into the global leader in higher education, based on the number of students, institutions and countries making up our network. Our track record for delivering high-quality outcomes to our students, while stressing affordability and accessibility, has been a key reason for our long record of success, including 18 consecutive years of enrollment growth.

Laureate is listed on the Nasdaq Global Select Market and is traded under the ticker symbol “LAUR”.

Our principal executive offices are located at 650 S. Exeter Street, Baltimore, Maryland 21202. Our telephone number is (410) 843-6100. Our website is accessible through www.laureate.net. Information contained on, or accessible through, our website is not, and you must not consider the information to be, a part of this prospectus, any accompanying prospectus supplement or any free writing prospectus or incorporated by reference herein or therein.

RISK FACTORS

Investing in our Class A common stock involves a high degree of risk. Before deciding to invest in shares of our Class A common stock, you should consider carefully the risks set forth under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on March 20, 2018 (which document is incorporated by reference herein), as well as other risk factors described under the caption “Risk Factors” in any accompanying prospectus supplement, any related free writing prospectus and any documents that we incorporate by reference herein and therein, including all future filings that we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”). See “Information Incorporated by Reference” and “Where You Can Find More Information.” These risks are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Each of these risk factors could materially and adversely affect our business, results of operations and financial condition and could result in you losing all or part of your investment in shares of our Class A common stock. See also “Forward-Looking Statements.”

FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement, any related free writing prospectus and any documents that we incorporate by reference herein and therein may contain “forward looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. You can identify forward looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates” or “anticipates” or similar expressions that concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, costs, expenditures, cash flows, growth rates and financial results are forward looking statements. In addition, we, through our senior management, from time to time make forward looking public statements concerning our expected future operations and performance and other developments. All of these forward looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results.

Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, those discussed above under the caption “Risk Factors” and the information under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017, which is incorporated by reference herein, as well as other risk factors described under the caption “Risk Factors” in any accompanying prospectus supplement, any related free writing prospectus and any documents that we incorporate by reference herein and therein. All subsequent written and oral forward looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the factors discussed herein and therein. We undertake no obligation to publicly update or revise any forward looking statement as a result of new information, future events or otherwise, except as otherwise required by law. For any forward-looking statements contained in this prospectus, any accompanying prospectus supplement, any related free writing prospectus and any documents that we incorporate by reference herein and therein, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

USE OF PROCEEDS

We intend to use the net proceeds that we receive from the sale of shares of our Class A common stock by us as set forth in each accompanying prospectus supplement and in any free writing prospectus in connection with a specific offering. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds from the sale of shares of our Class A common stock by any selling stockholder, including any of the selling stockholders identified herein.

DESCRIPTION OF CAPITAL STOCK

The following discussion is a summary of the terms of our capital stock, our amended and restated certificate of incorporation, our amended and restated bylaws and certain applicable provisions of Delaware law, as currently in effect. This summary does not purport to be complete and is qualified in its entirety by reference to the actual terms and provision of our amended and restated certificate of incorporation and amended and restated bylaws, copies of which have been filed previously with the SEC. For more information on how you can obtain copies of our amended and restated certificate of incorporation and amended and restated bylaws, see “Where You Can Find More Information.”

Our amended and restated certificate of incorporation provides for three classes of common stock: Class A common stock, Class B common stock and common stock. No shares of our common stock will be issued or outstanding until the date on which the number of outstanding shares of our Class B common stock represents less than 15% of the aggregate number of shares of our then outstanding Class A common stock and Class B common stock, at which time all outstanding shares of our Class A common stock and Class B common stock will automatically convert into shares of our common stock.

Our authorized capital stock consists of 1,625,000,000 shares, of which 700,000,000 shares are designated as Class A common stock, 175,000,000 shares are designated as Class B common stock, 700,000,000 shares are undesignated common stock, all with a par value of $0.004 per share, and 50,000,000 shares are designated as preferred stock, with a par value of $0.001 per share.

Class A and Class B Common Stock

Voting Rights

Holders of shares of our Class A and Class B common stock have identical rights, except that holders of shares of our Class A common stock are entitled to one vote per share and holders of shares of our Class B common stock are entitled to ten votes per share. Holders of shares of our Class A common stock and Class B common stock will vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, except that there will be separate votes of holders of shares of our Class A common stock and Class B common stock in the following circumstances:

•                  if we propose to amend our amended and restated certificate of incorporation to alter or change the powers, preferences or special rights of the shares of our Class A or Class B common stock so as to affect them adversely or to increase or decrease the par value of the shares of a class of our stock;

•                  if we propose to treat the shares of our Class A or Class B common stock differently with respect to any dividend or distribution of cash, property or shares of our stock paid or distributed by us;

•                  if we propose to treat the shares of our Class A or Class B common stock differently with respect to any subdivision or combination of the shares of our Class A or Class B common stock; or

•                  if we propose to treat the shares of our Class A or Class B common stock differently in connection with a change in control, liquidation, dissolution, distribution of assets or winding down of the Company with respect to any consideration into which the shares are converted or any consideration paid or otherwise distributed to our stockholders.

Under our amended and restated certificate of incorporation, we may not increase or decrease the authorized number of shares of our Class A common stock or Class B common stock without the affirmative vote of the holders of a majority of the outstanding shares of our Class A common stock and Class B common stock, each voting separately as a class. In addition, under our amended and restated certificate of incorporation, we may not issue any shares of our Class B common stock, other than (i) upon exercise of options, warrants, or similar rights to acquire common stock outstanding, (ii) in connection with deferred compensation and executive profit interest arrangements in existence immediately prior to the completion of this offering and (iii) in connection with stock dividends, stock splits and similar transactions.

We have not provided for cumulative voting for the election of directors in our amended and restated certificate of incorporation.

Economic Rights

Except as otherwise expressly provided in our amended and restated certificate of incorporation or as required by applicable provisions of Delaware law, shares of our Class A common stock and Class B common stock will have the same rights and privileges and rank equally, share ratably and be identical in all respects as to all matters, including, without limitation, those described below.

Dividends. Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of shares of our Class A common stock and Class B common stock will be entitled to share equally, identically and ratably, on a per share basis, with respect to any dividends that our board of directors may determine to issue from time to time, unless different treatment of the shares of such class is approved by the affirmative vote of the holders of the majority of the outstanding shares of our Class A common stock and Class B common stock, each voting separately as a class. In the event that a dividend is paid in the form of shares of our common stock or rights to acquire shares of our common stock, the holders of shares of our Class A common stock shall receive shares of our Class A common stock, or rights to acquire shares of our Class A common stock, as the case may be, and the holders of shares of our Class B common stock shall receive shares of our Class B common stock, or rights to acquire shares of our Class B common stock, as the case may be.

Liquidation Rights. Upon our liquidation, dissolution or winding-up, the holders of shares of our Class A common stock and Class B common stock will be entitled to share equally, identically and ratably in all assets remaining after the payment of any liabilities and the liquidation preferences on any outstanding preferred stock, unless different treatment of the shares of such class is approved by the affirmative vote of the holders of the majority of the outstanding shares of our Class A common stock and Class B common stock, each voting separately as a class.

Change of Control Transactions. Upon (i) the closing of the sale, exchange, transfer or other disposition of all or substantially all of our assets, (ii) the consummation of a merger, consolidation, business combination or other similar transaction which results in our voting securities outstanding immediately prior to the transaction (or the voting securities issued with respect to our voting securities outstanding immediately prior to the transaction) representing less than a majority of the combined voting power and outstanding capital stock of the voting securities of the Company or the surviving or acquiring entity, or (iii) the recapitalization, liquidation, dissolution or other similar transaction which results in the voting securities outstanding immediately prior to the transaction representing less than a majority of the of the combined voting power and outstanding capital stock of the Company or the surviving entity or parent entity, the holders of shares of our Class A common stock and Class B common stock will be treated equally and identically with respect to shares of our Class A common stock or Class B common stock owned by them, unless different treatment of the shares of each class is approved by the affirmative vote of the holders of a majority of the outstanding shares of our Class A common stock and Class B common stock, each voting separately as a class.

Subdivisions and Combinations. If we subdivide or combine in any manner outstanding shares of our Class A common stock or Class B common stock, the outstanding shares of the other class will be subdivided or combined in the same proportion and manner, unless different treatment of the shares of each class is approved by the affirmative vote of the holders of a majority of the outstanding shares of our Class A common stock and Class B common stock, each voting separately as a class.

Conversion

Each share of our Class B common stock is convertible at any time at the option of the holder into one share of our Class A common stock. In addition, each share of our Class B common stock will convert automatically into one share of our Class A common stock upon any transfer, whether or not for value, except for certain transfers described in our amended and restated certificate of incorporation, including transfers for tax and estate planning purposes, including to trusts, corporations and partnerships controlled by a holder of shares of our Class B common stock.

Upon the death or permanent incapacity of a holder of shares of our Class B common stock who is a natural person, the shares of our Class B common stock held by that person or his or her permitted estate planning entities will convert automatically into shares of our Class A common stock.

Once converted into shares of our Class A common stock, the shares of our Class B common stock will not be reissued.

Shares of our Class A common stock and Class B common stock will each convert automatically into a single class of our common stock on the date on which the number of outstanding shares of our Class B common stock represents less than 15% of the aggregate combined number of outstanding shares of our Class A common stock and Class B common stock. Following the conversion, no additional shares of our Class A common stock or Class B common stock will be issued, and each share of our common stock will have one vote per share and the rights of the holders of all outstanding common stock will be identical. This provision of our amended and restated certificate of incorporation may be amended only by the affirmative vote of the holders of a majority of the outstanding shares of our Class A common stock and Class B common stock, each voting separately as a class.

Preferred Stock

Our board of directors is authorized, without further stockholder action, to classify or reclassify any unissued portion of our authorized shares of our common stock to provide for the issuance of shares of other classes or series, including preferred stock in one or more series. We may issue shares of our preferred stock from time to time in one or more classes or series, with the exact terms of each class or series established by our board of directors. The powers and relative, participating, optional and other special rights, if any, and any qualifications, limitations or restrictions of the shares of such series will be fixed by the certificate of designations relating to each series. Certificates of designations relating to each series will specify the terms of the preferred stock, including, but not limited to:

•                  the distinctive designation and the maximum number of shares in the series;

•                  the terms on which dividends, if any, will be paid;

•                  the voting rights, if any, on the shares of the series;

•                  the terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes of capital stock;

•                  the terms on which the shares may be redeemed, if at all;

•                  the liquidation preference, if any; and

•                  any or all other preferences, rights, restrictions, including restrictions on transferability, and qualifications of shares of the series.

The issuance of preferred stock may delay, deter or prevent a change in control.

Public Benefit Corporation Status

In October 2015, we redomiciled in Delaware as a public benefit corporation as a demonstration of our long-term commitment to our mission to benefit our students and society. Public benefit corporations are a relatively new class of corporations that are intended to produce a public benefit and to operate in a responsible and sustainable manner. Under Delaware law, public benefit corporations are required to identify in their certificate of incorporation the public benefit or benefits they will promote and their directors have a duty to manage the affairs of the corporation in a manner that balances the pecuniary interests of the stockholders, the best interests of those materially affected by the corporation’s conduct, and the specific public benefit or public benefits identified in the public benefit corporation’s certificate of incorporation. Public benefit corporations organized in Delaware are also required to publicly disclose at least biennially a report that assesses their benefit performance. In connection with this report, our board of directors is required to set objectives and standards to assess our benefit performance and to assess our performance based on those standards. While a Delaware public benefit corporation may provide in its certificate of incorporation that it will measure the corporation’s benefit performance against an objective third-party standard, our amended and restated certificate of incorporation does not contain that requirement and we expect that our board of directors will measure our benefit performance against the objectives and standards it sets.

We do not believe that an investment in the stock of a public benefit corporation differs materially from an investment in a corporation that is not designated as a public benefit corporation. We believe that our ongoing efforts to achieve our public benefit goals will not materially affect the financial interests of our stockholders. Holders of shares of our Class A common stock will have voting, dividend and other economic rights that are the same as the rights of stockholders of a corporation that is not designated as a public benefit corporation.

Our public benefit, as provided in our amended and restated certificate of incorporation, is: to produce a positive effect (or a reduction of negative effects) for society and persons by offering diverse education programs delivered online and on premises operated in the communities that we serve. By doing so, we believe that we provide greater access to cost-effective, high-quality higher education that enables more students to achieve their academic and career aspirations. Most of our operations are outside the United States, where there is a large and growing imbalance between the supply and demand for quality higher education. Our stated public benefit is firmly rooted in our company mission and our belief that when our students succeed, countries prosper and societies benefit. Becoming a public benefit corporation underscores our commitment to our purpose and our stakeholders, including students, regulators, employers, local communities and stockholders.

Exclusive Venue

Our amended and restated certificate of incorporation requires, to the fullest extent permitted by law, that (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”) or our amended and restated certificate of incorporation or our amended and restated bylaws or (iv) any action asserting a claim against us governed by the internal affairs doctrine will have to be brought only in the Court of Chancery in the State of Delaware unless we otherwise consent in writing to an alternative form. Although we believe that this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Anti-takeover Effects of Provisions of our Amended and Restated Certificate of Incorporation, our Amended and Restated Bylaws and Delaware Law

Our amended and restated certificate of incorporation and amended and restated bylaws also contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor.

Authorized but Unissued Shares. The authorized but unissued shares of our common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by Nasdaq listing standards. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares of our common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Requirements for Advance Notification of Stockholder Meetings, Nominations and Proposals. Except as provided in that certain Amended and Restated Securityholders Agreement, dated as of February 6, 2017, by and among the Company, Wengen, Wengen Investments Limited, the general partner of Wengen, and the other parties thereto (the “Wengen Securityholders Agreement”), our amended and restated certificate of incorporation and amended and restated bylaws provide that stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors or by a qualified stockholder of record on the record date for the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. Our amended and restated certificate of incorporation provides that, subject to applicable provisions of Delaware law, special meetings of the stockholders may be called only by a resolution adopted by the affirmative vote of the majority of the directors then in office; provided, however, that at any time Wengen or any of the parties (other than employees of the Company) to the Wengen Securityholders Agreement, or each of their respective affiliates, beneficially owns, in the aggregate, at least 40% of the total number of outstanding shares of our Class A common stock and Class B common stock, special meetings of our stockholders shall also be called at the request of such entity pursuant to a resolution adopted by a majority of our board of directors or by the chairman of our board of directors. Our amended and restated bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. In addition, any stockholder who wishes to bring business before an annual meeting or nominate directors must comply with the advance notice and duration of ownership requirements set forth in our amended and restated bylaws and provide to us certain information. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers or changes in control of us or our management.

Business Combinations. We have opted out of Section 203 of the DGCL; however, our amended and restated certificate of incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

•                  prior to such time, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•                  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•                  at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. This provision may encourage companies interested in acquiring our Company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Our amended and restated certificate of incorporation provides that none of Wengen or the parties to the Wengen Securityholders Agreement or their affiliates or any of their respective direct or indirect transferees and any group as to which such persons are a party constitute “interested stockholders” for purposes of this provision.

No Cumulative Voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not expressly provide for cumulative voting.

Stockholder Action by Written Consent. Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our amended and restated certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation provides that stockholder action by written consent will be permitted only if both the action to be effected by such written consent and the taking of such action by such written consent have been previously approved by our board of directors. Following the conversion of all of the outstanding shares of our Class B common stock into shares of our Class A common stock, our amended and restated certificate of incorporation provides that our stockholders may not act by written consent, which may lengthen the amount of time required to take stockholder actions. As a result, a holder controlling a majority of our capital stock would not be able to amend our amended and restated certificate of incorporation or amended and restated bylaws or remove directors without holding a meeting of our stockholders called in accordance with our amended and restated bylaws.

Amendment of Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws. The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our amended and restated bylaws may be amended or repealed by a majority vote of our board of directors or by the affirmative vote of the holders of at least 66 2/3% of the votes which all our stockholders would be entitled to cast in any annual election of directors. In addition, (1) the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or adopt any provision of our amended and restated certificate of incorporation, and (ii) the affirmative vote of a majority of the outstanding shares of our Class A common stock and the affirmative vote of a majority of the outstanding shares of our Class B common stock, each voting separately as a class, shall be required to amend or repeal, or adopt any provision of  our amended and restated certificate of incorporation inconsistent with Article V (Capital Stock), Article VI (Definitions), or clause (ii) of Article XI (Amendments) of our amended and restated certificate of incorporation.

Public Benefit Corporation. As a public benefit corporation, an affirmative vote of 66 2/3% of the outstanding stock is required to effect a non-cash merger with an entity that is not a public benefit corporation with an identical public benefit.

The foregoing provisions of our amended and restated certificate of incorporation and amended and restated bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. Such provisions could, however, have the effect of discouraging others from making tender offers for shares of our Class A common stock and, as a consequence, they also may inhibit fluctuations in the market price of shares of our Class A common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior.

Our amended and restated bylaws provide that we must generally indemnify, and advance expenses to, our directors and officers to the fullest extent authorized by the DGCL. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders will have appraisal rights in connection with a merger or consolidation of Laureate. Pursuant to the DGCL, stockholders who properly request and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Court of Chancery in the State of Delaware.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law and such suit is brought in the Court of Chancery in the State of Delaware.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company, LLC.

Stock Exchange Listing

Our Class A common stock is listed on the Nasdaq Global Select Market under the symbol “LAUR”.

SELLING STOCKHOLDERS

Selling stockholders are persons or entities that, directly or indirectly, have acquired or will from time to time acquire from us, shares of our Class A common stock. Such selling stockholders may be parties to registration rights agreements with us, or we otherwise may have agreed or will agree to register their securities for resale.

The table below sets forth, to our knowledge, information with respect to the current beneficial ownership of identified selling stockholders, the number of shares of our Class A common stock that may be offered and sold by such selling stockholders pursuant to this prospectus and information with respect to shares to be beneficially owned by such selling stockholders after the completion of the offering. The information is based on information provided by or on behalf of such selling stockholders prior to the date hereof. Information concerning such selling stockholders may change from time to time. Such selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the shares of our Class A common stock listed below that have been issued to them. Such selling stockholders are not obligated to sell their securities and we cannot state with certainty the amount of our securities that such selling stockholders will hold upon consummation of any such sales. In addition, since the date on which such selling stockholders provided this information to us, such selling stockholders may have sold, transferred or otherwise disposed of all or a portion of their securities.

A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days. To our knowledge, unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to their beneficially owned shares of our Class A common stock.

	Shares of Class A common stock Beneficially Owned Prior to this Offering(1)				Maximum Number of Shares of Class A common stock to be Sold Pursuant to this Prospectus	Shares of Class A common stock Beneficially Owned After the Completion of this Offering(4)
Selling Stockholder	Number of Shares		Percentage of Total Class A common stock(2)(3)			Number of Shares(1)		Percentage of Total Class A common stock(3)
Macquarie Sierra Investment Holdings Inc.	2,080,802		2.28%		2,080,802	—		—
AESI II, L.P.	214,167		*		214,167	—		—
Apollo Centre Street Partnership, L.P.	592,960		*		592,960	—		—
Apollo Zeus Strategic Investments, L.P.	319,227		*		319,227	—		—
Credit Opportunity Trading Fund III, L.P.	2,696,544		2.95%		2,696,544	—		—
AP Investment Europe III, L.P.	179,318		*		179,318	—		—
Apollo Hercules Partners, L.P.	241,992		*		241,992	—		—
Apollo Union Street Partners, L.P.	176,001		*		176,001	—		—
Apollo Thunder Partners, L.P.	201,660		*		201,660	—		—
Apollo Kings Alley Credit Fund, L.P.	201,776		*		201,776	—		—
Apollo Lincoln Private Credit, L.P.	196,750		*		196,750	—		—
Apollo A-N Credit Fund (Delaware), L.P.	212,818		*		212,818	—		—
Apollo Tower Credit Fund, L.P.	511,606		*		511,606	—		—
Apollo Special Situations Fund, L.P.	5,744,824		6.28%		5,744,824	—		—
RK Gold (Cayman) Holdings, L.P.	4,342,544		4.75%		4,342,544	—		—
Abraaj Platinum Holding, L.P.	11,444,548		12.52%		11,444,548	—		—
KKR 2006 Fund (Overseas), Limited Partnership (5)(6)	8,902,112	(5)(6)	9.74	%(5)(6)	5,369,375	3,532,737	(5)(6)	3.86	%(5)(6)
KKR Partners II (International), Limited Partnership (5)(7)	97,496	(5)(7)	*	(5)(7)	58,805	38,691	(5)(7)	*	(5)(7)
Snow, Phipps Group, L.P.(5)(8)	1,240,556	(5)(8)	1.36	%(5)(8)	1,236,719	3,837	(5)(8)	*	(5)(8)
S.P.G. Co-Investment, L.P. (5)(9)	7,908	(5)(9)	*	(5)(9)	4,071	3,837	(5)(9)	*	(5)(9)
Snow, Phipps Group (B), L.P. (5)(10)	15,717	(5)(10)	*	(5)(10)	11,880	3,837	(5)(10)	*	(5)(10)
Snow, Phipps Group (Offshore), L.P. (5)(11)	43,809	(5)(11)	*	(5)(11)	39,972	3,837	(5)(11)	*	(5)(11)
Snow, Phipps Group (RPV), L.P. (5)(12)	68,237	(5)(12)	*	(5)(12)	64,400	3,837	(5)(12)	*	(5)(12)

*                   Less than 1%.

(1)             Except as noted in the footnotes below, beneficial ownership of shares of Class A common stock reported in the table includes shares of our Class A common stock and shares of our Class B common stock (which are convertible to shares of our Class A common stock), as a single class.  The Class B common stock is convertible into shares of Class A common stock on a share-for-share basis upon the election of the holder or upon transfer, subject to the terms of our amended and restated certificate of incorporation. The Class A common stock and Class B common stock will automatically convert into a single class of common stock on the date on which the number of outstanding shares of Class B common stock represents less than 15% of the aggregate combined number of outstanding shares of Class A common stock and Class B common stock.

(2)             The percentages of shares of Class A common stock beneficially owned prior to the offering are based upon the aggregate of (a) 55,275,228 shares of our Class A common stock outstanding as of April 20, 2018, and (b) 36,142,759 shares of our Class

A common stock issued in connection with the conversion of all of the issued and outstanding shares of our Series A Convertible Redeemable Preferred Stock on April 23, 2018.

(3)             Holders of shares of our Class A common stock are entitled to one vote per share and holders of shares of our Class B common stock are entitled to ten votes per share. Holders of shares of our Class A common stock and Class B common stock vote together as a single class on all matters (including the election of directors) submitted to a vote of stockholders, except as otherwise provided in our amended and restated certificate of incorporation.  There were 132,430,872 shares of our Class B common stock outstanding as of April 20, 2018.  The percentages of shares of Class A common stock beneficially owned prior to the offering and the percentages of shares of Class A common stock beneficially owned after the offering reflect the percentage of the number of shares of Class A common stock outstanding and is not indicative of the percentage of voting power of such shares of Class A common stock.

(4)             The selling stockholders identified herein may offer and sell all or part of their shares of our Class A common stock covered by this prospectus, but no estimates can be made as to the amount of shares of our Class A common stock that will be held by such selling stockholders after the completion of this offering. The number of shares and percentages of beneficial ownership after the offering are based upon the number of shares of our Class A common stock issued and outstanding immediately after the consummation of this offering, assuming that the selling stockholders identified herein sell all of their shares of our Class A common stock pursuant to this prospectus.

(5)             Wengen Alberta, Limited Partnership, an Alberta limited partnership (“Wengen”), holds 126,189,616 shares of Class B common stock and is our controlling stockholder. The limited partnership interests in Wengen are held by certain investors including investment funds and other investors affiliated with or managed by, among other persons, Kohlberg Kravis Roberts & Co. L.P. (together with its affiliates, “KKR”), and Snow Phipps Group, LLC (together with its affiliates, “Snow Phipps” and, with certain of the other investors in Wengen, collectively, the “Wengen Investors”). The general partner of Wengen is Wengen Investments Limited, which is governed by a board of directors composed of, among other persons, representatives of KKR, and Snow Phipps. As a result of such representation, the Wengen Investors control the voting of the shares of Class B common stock held by Wengen in the election of certain directors and may be deemed to share beneficial ownership over the securities beneficially owned by Wengen; however, such shares of Class B common stock held by Wengen over which the Wengen Investors may be deemed to share beneficial ownership are not reported in the table for such Wengen Investors.

(6)             KKR 2006 Fund (Overseas), Limited Partnership holds limited partnership interests in Wengen, which relate to approximately 22,889,952 underlying shares of our Class B common stock held by Wengen, and may also be deemed to have voting and investment power over such portion of the Class B common stock owned by Wengen as a result of its ability to direct Wengen with respect to certain voting and disposition of such securities; however, such shares of Class B common stock held by Wengen over which KKR 2006 Fund (Overseas), Limited Partnership may be deemed to share beneficial ownership are not reported in the table for it. KKR Associates 2006 (Overseas), Limited Partnership is the general partner of KKR 2006 Fund (Overseas), Limited Partnership. KKR 2006 Limited is the general partner of KKR Associates 2006 (Overseas), Limited Partnership. KKR Fund Holdings L.P. is the sole shareholder of KKR 2006 Limited. KKR Fund Holdings GP Limited is a general partner of KKR Fund Holdings L.P. KKR Group Holdings L.P. is the sole shareholder of KKR Fund Holdings GP Limited and a general partner of KKR Fund Holdings L.P. KKR Group Limited is the general partner of KKR Group Holdings L.P. KKR & Co. L.P. is the sole shareholder of KKR Group Limited. KKR Management LLC is the general partner of KKR & Co. L.P.  Messrs. Henry R. Kravis and George R. Roberts are the designated members of KKR Management LLC. In such capacities, each of the entities and individuals referenced in this paragraph may also be deemed to be the beneficial owners having shared voting power and shared investment power with respect to the securities as described above.

(7)             KKR Partners II (International), L.P. holds limited partnership interests in Wengen, which relate to approximately 952,623 underlying shares of Class B common stock held by Wengen, and may also be deemed to have voting and investment power over such portion of the Class B common stock owned by Wengen as a result of its ability to direct Wengen with respect to certain voting and disposition of such securities; however, such shares of Class B common stock held by Wengen over which KKR Partners II (International), L.P. may be deemed to share beneficial ownership are not reported in the table for it. KKR PI-II GP Limited is the general partner of KKR Partners II (International), L.P. Messrs. Henry R. Kravis and George R. Roberts may also be deemed to be the beneficial owners having shared voting power and shared investment power with respect to the securities as described above.

(8)             Includes 3,837 shares of Class B common stock held by Snow Phipps Group, LLC. Snow Phipps Group, L.P. holds limited partnership interests in Wengen, which relate to approximately 3,231,081 underlying shares of Class B common stock held by Wengen, and may also be deemed to have voting and investment power over such portion of the Class B common stock owned by Wengen as a result of its ability to direct Wengen with respect to certain voting and disposition of such securities; however, such shares of Class B common stock held by Wengen over which Snow Phipps Group, L.P. may be deemed to share beneficial ownership are not reported in the table for it. SPG GP, LLC is the general partner of Snow Phipps Group (Offshore), L.P., Snow Phipps Group (B), L.P., Snow Phipps Group, L.P., Snow Phipps Group (RPV), L.P., and SPG Co-Investment, L.P. Ian Snow is the sole managing member of SGP GP, LLC. In such capacities, each of the entities and the individual referenced in this paragraph may also be deemed to be the beneficial owners having shared voting power and shared investment power with respect to the securities as described above.

(9)             Includes 3,837 shares of Class B common stock held by Snow Phipps Group, LLC. SPG Co-Investment, L.P. holds limited partnership interests in Wengen which relate to approximately 17,483 underlying shares of Class B common stock held by

Wengen, and may also be deemed to have voting and investment power over such portion of the Class B common stock owned by Wengen as a result of its ability to direct Wengen with respect to certain voting and disposition of such securities; however, such shares of Class B common stock held by Wengen over which SPG Co-Investment, L.P. may be deemed to share beneficial ownership are not reported in the table for it. SPG GP, LLC is the general partner of Snow Phipps Group (Offshore), L.P., Snow Phipps Group (B), L.P., Snow Phipps Group, L.P., Snow Phipps Group (RPV), L.P., and SPG Co-Investment, L.P. Ian Snow is the sole managing member of SGP GP, LLC. In such capacities, each of the entities and the individual referenced in this paragraph may also be deemed to be the beneficial owners having shared voting power and shared investment power with respect to the securities as described above.

(10)        Includes 3,837 shares of Class B common stock held by Snow Phipps Group, LLC. Snow Phipps Group (B), L.P. holds limited partnership interests in Wengen which relate to approximately 31,040 underlying shares of Class B common stock held by Wengen, and may also be deemed to have voting and investment power over such portion of the Class B common stock owned by Wengen as a result of its ability to direct Wengen with respect to certain voting and disposition of such securities; however, such shares of Class B common stock held by Wengen over which Snow Phipps Group (B), L.P. may be deemed to share beneficial ownership are not reported in the table for it. SPG GP, LLC is the general partner of Snow Phipps Group (Offshore), L.P., Snow Phipps Group (B), L.P., Snow Phipps Group, L.P., Snow Phipps Group (RPV), L.P., and SPG Co-Investment, L.P. Ian Snow is the sole managing member of SGP GP, LLC. In such capacities, each of the entities and the individual referenced in this paragraph may also be deemed to be the beneficial owners having shared voting power and shared investment power with respect to the securities as described above.

(11)        Includes 3,837 shares of Class B common stock held by Snow Phipps Group, LLC. Snow Phipps Group (Offshore), L.P. holds limited partnership interests in Wengen which relate to approximately 104,434 underlying shares of Class B common stock held by Wengen, and may also be deemed to have voting and investment power over such portion of the Class B common stock owned by Wengen as a result of its ability to direct Wengen with respect to certain voting and disposition of such securities; however, such shares of Class B common stock held by Wengen over which Snow Phipps Group (Offshore), L.P. may be deemed to share beneficial ownership are not reported in the table for it. SPG GP, LLC is the general partner of Snow Phipps Group (Offshore), L.P., Snow Phipps Group (B), L.P., Snow Phipps Group, L.P., Snow Phipps Group (RPV), L.P., and SPG Co-Investment, L.P. Ian Snow is the sole managing member of SGP GP, LLC. In such capacities, each of the entities and the individual referenced in this paragraph may also be deemed to be the beneficial owners having shared voting power and shared investment power with respect to the securities as described above.

(12)        Includes 3,837 shares of Class B common stock held by Snow Phipps Group, LLC. Snow Phipps Group (RPV), L.P. holds limited partnership interests in Wengen which relate to approximately 168,255 underlying shares of Class B common stock held by Wengen, and may also be deemed to have voting and investment power over such portion of the Class B common stock owned by Wengen as a result of its ability to direct Wengen with respect to certain voting and disposition of such securities; however, such shares of Class B common stock held by Wengen over which Snow Phipps Group (RPV), L.P.  may be deemed to share beneficial ownership are not reported in the table for it. SPG GP, LLC is the general partner of Snow Phipps Group (Offshore), L.P., Snow Phipps Group (B), L.P., Snow Phipps Group, L.P., Snow Phipps Group (RPV), L.P., and SPG Co-Investment, L.P. Ian Snow is the sole managing member of SGP GP, LLC. In such capacities, each of the entities and the individual referenced in this paragraph may also be deemed to be the beneficial owners having shared voting power and shared investment power with respect to the securities as described above.

Information regarding the beneficial ownership of shares of our Class A common stock by any additional selling stockholder, the number of shares of our Class A common stock being offered by such selling stockholder and the number of shares of our Class A common stock beneficially owned by such selling stockholder after the applicable offering, where applicable, will be set forth in a prospectus supplement or in an amendment to the registration statement of which this prospectus is a part. Each accompanying prospectus supplement or post-effective amendment will also disclose whether any such selling stockholder has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of such prospectus supplement or post-effective amendment.

PLAN OF DISTRIBUTION

We and/or any selling stockholder may sell the shares of our Class A common stock covered by this prospectus from time to time in one or more offerings. Registration of the shares of our Class A common stock covered by this prospectus does not mean, however, that such shares will necessarily be offered or sold.

We and/or any selling stockholder may sell shares of our Class A common stock by any means permitted by law, including but not limited to the following:

•                              through one or more underwriters or dealers in a public offering and sale by them, whether individually or through an underwriting syndicate led by one or more managing underwriters;

•                              in “at the market offerings” within the meaning of Rule 415(a)(4) under the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•                              directly to a limited number of purchasers or to a single purchaser;

•                              through agents;

•                              purchases by a broker or dealer as principal and resale by such broker or dealer for its own account;

•                              through a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•                              ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•                              exchange distributions and/or secondary distributions;

•                              by delayed delivery contracts or by remarketing firms;

•                              transactions in options, swaps or other derivatives that may or may not be listed on an exchange; or

•                              through a combination of any of these methods of sale.

 We and/or any selling stockholder may sell shares of our Class A common stock from time to time in one or more transactions:

•                              in negotiated transactions;

•                              in one or more transactions at a fixed price or prices, which may be changed from time to time;

•                              at market prices prevailing at the times of sale;

•                              at prices related to such prevailing market prices; or

•                              at negotiated prices.

Any of the prices may represent a discount from the prevailing market prices.

We and/or any selling stockholder may sell shares of our Class A common stock:

•                              on a national securities exchange;

•                              in the over-the-counter market; or

•                              in transactions otherwise than on an exchange or in the over-the-counter market, or in combination.

Each accompanying prospectus supplement will state the terms of the offering of shares of our Class A common stock, including:

•                              the name or names of any underwriters, dealers or agents;

•                              the purchase price of such shares and the proceeds to be received by us, if any;

•                              any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•                              any public offering price;

•                              any discounts or concessions allowed or reallowed or paid to dealers; and

•                              any securities exchanges on which such shares may be listed.

If underwriters are used in the sale of any shares of our Class A common stock, such shares will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. Shares of our Class A common stock may be either offered to the public through underwriting syndicates represented by managing underwriters or directly by underwriters. We may use underwriters with whom we have a material relationship. As applicable, we will describe in each accompanying prospectus supplement the name of the underwriter(s) and the nature of any such relationship(s).

If a dealer is used in an offering of securities, the dealer may purchase the securities, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of sale.

Shares of our Class A common stock may be sold directly or through agents designated from time to time. We will name any agent involved in the offering and sale of such shares and we will describe any commissions paid to the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, the agent will act on a best-efforts basis for the period of its appointment.

Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

Underwriters who participate in the distribution of shares of our Class A common stock may be granted an option to purchase additional shares of our Class A common stock in connection with the distribution.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers, as their agents in connection with the sale of securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. Each accompanying prospectus supplement will identify any such underwriter, dealer or agent and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

In connection with sales of the shares of our Class A common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of our Class A common stock short and the selling stockholders may deliver shares of Class A common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of Class A common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of Class A common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, as permitted by that rule, Section 4(a)(1) under the Securities Act, if available, or any other exemption from the registration requirements that become available, rather than under this prospectus.

Any shares of our Class A common stock sold pursuant to this prospectus or any accompanying prospectus supplement will be listed for trading on The Nasdaq Global Select Market or other principal market for shares of our Class A common stock.

Any underwriter may engage in over-allotment transactions, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

Underwriters, broker-dealers or agents who may become involved in the sale of shares of our Class A common stock may engage in transactions with, and perform other services for, us in the ordinary course of their business for which they receive compensation.

LEGAL MATTERS

The legality of the issuance of the shares of our Class A common stock being offered hereby will be passed upon for us by DLA Piper LLP (US), Baltimore, Maryland.  The legality of the shares of our Class A common stock will be passed upon by counsel for any underwriters, dealers or agents as may be specified in each accompanying prospectus supplement.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2017 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus the information contained in other documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in or omitted from this prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below which have been filed by us:

1.                          Our Annual Report on Form 10-K for the year ended December 31, 2017, including portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 13, 2018, relating to our 2018 Annual Meeting of Stockholders to be held on May 23, 2018, to the extent incorporated by reference into such Annual Report on Form 10-K;

2.                          Our Current Reports on Form 8-K or Form 8-K/A, as applicable, filed with the SEC on January 3, 2018, January 11, 2018, January 16, 2018 (only with respect to Item 8.01 therein), January 18, 2018, January 31, 2018 (only with respect to Item 8.01 therein), February 1, 2018, February 1, 2018, March 8, 2018, March 13, 2018, March 28, 2018 and April 18, 2018; and

3.                          The description of our Class A common stock contained in our registration statement on Form 8-A filed with the SEC on January 31, 2017.

All documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except as to any portion of any report or documents that is not deemed filed under such provisions on or after the date of this prospectus until the earlier of the date on which all of the shares of our Class A common stock registered hereunder have been sold or the registration statement of which this prospectus is a part has been withdrawn, shall be deemed incorporated by reference in this prospectus and to be a part of this prospectus from the date of filing of those documents.

Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Items 2.02 or 7.01 of Form 8-K.

Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom a copy of the prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Laureate Education, Inc., 650 S. Exeter Street, Baltimore, Maryland 21202, (410) 843-6100, Attn: Corporate Secretary. We have not authorized anyone to provide to you any information that differs from that contained in this prospectus. Accordingly, you should not rely on any information that is not contained in this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date of the front cover of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and in accordance therewith file reports, proxy statements and other information with the SEC. All of our filings with the SEC are available free of charge to shareholders and other interested parties through the “Investor Relations” portion of our website at http://investors.laureate.net as soon as reasonably practical after they are filed with the SEC. Information contained on, or accessible through, our website is not, and you must not consider the information to be, a part of this prospectus, any accompanying prospectus supplement or any free writing prospectus or incorporated by reference herein or therein.

All of our filings with the SEC also are available to the public at the SEC’s website at http://www.sec.gov. You may also read and copy any document that we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

We have filed with the SEC a Registration Statement on Form S-3 with respect to the shares of our Class A common stock offered hereby. This prospectus does not contain all of the information set forth in such Registration Statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and to the shares of our Class A common stock offered hereby, reference is made to such Registration Statement.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.                                         OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the issuance and distribution of the shares of our Class A common stock registered hereby. All amounts are estimates except for the SEC registration fee and the FINRA filing fee.

SEC registration fee	$64,426	*
Printing and engraving expenses	1,200	**
Legal fees and expenses	275,000	**
Accounting fees and expenses	50,000	**
Transfer Agent fees and expenses	7,500	**
Miscellaneous expenses	6,374	**
Total	$404,500	**

*                      This fee relates to the secondary offering of shares of our Class A common stock by the selling stockholders identified in the prospectus. Any fee in respect of any future offering of shares of our Class A common stock by the Company and/or any other selling stockholder under this registration statement has been deferred in reliance on Rule 456(b) and Rule 457(r).

**               The foregoing estimates the expenses that we will incur in connection with the preparation and filing of this registration statement and the offer and sale by the selling stockholders identified in the prospectus of shares of our Class A common stock under this registration statement. Estimated expenses to be incurred in connection with any future offering by the Company and/or any other selling stockholder are not presently known.

ITEM 15.                                         INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Laureate Education, Inc. is incorporated under the laws of the State of Delaware.

Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL (“Section 145”) provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.

Our amended and restated bylaws provide that we must indemnify, and advance expenses to, our directors and officers to the full extent authorized by the DGCL.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement that we enter into in connection with the sale of shares of our Class A common stock being registered hereby, to be attached hereto as Exhibit 1.1, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act against certain liabilities.

ITEM 16.                                         EXHIBITS.

Item 16.	Exhibits and Financial Statement Schedules.

The following documents are filed herewith (unless otherwise indicated) and made a part of this registration statement.

Exhibit No.	Exhibit Description	Form	File Number	Exhibit Number	Filing Date
1.1#	Form of Underwriting Agreement
3.1	Amended and Restated Certificate of Incorporation	S-1/A	333-207243	3.1	01/31/2017
3.2	Amended and Restated Bylaws	S-1/A	333-207243	3.2	01/31/2017
4.1	Form of Class A Common Stock Certificate	S-8	333-217010	4.4	03/29/2017
5.1*	Opinion of DLA Piper LLP (US)
5.2*	Opinion of DLA Piper LLP (US)
23.1*	Consent of PricewaterhouseCoopers LLP
23.2*	Consent of DLA Piper LLP (US) (included in Exhibit 5.1)
23.3*	Consent of DLA Piper LLP (US) (included in Exhibit 5.2)
24.1*	Power of Attorney (included on the signature page)

*                       Filed herewith.

#                       To be filed, if necessary, subsequent to the effectiveness of this registration statement as an exhibit to a report filed under the Exchange Act to be incorporated by reference herein or to a post-effective amendment hereto, if applicable.

ITEM 17.                                         UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report, pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Baltimore, State of Maryland, on April 23, 2018.

LAUREATE EDUCATION, INC.

By:	/s/ Eilif Serck-Hanssen
	Name:	Eilif Serck-Hanssen
	Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jean-Jacques Charhon, Executive Vice President and Chief Financial Officer, and Victoria Silbey, Senior Vice President, Secretary and Chief Legal Officer, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, with full power of each to act alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Eilif Serck-Hanssen	Chief Executive Officer and Director	April 23, 2018
Eilif Serck-Hanssen	(Principal Executive Officer)

/s/ Jean-Jacques Charhon	Executive Vice President and Chief Financial	April 23, 2018
Jean-Jacques Charhon	Officer (Principal Financial Officer)

/s/ Tal Darmon	Chief Accounting Officer, Senior Vice President	April 23, 2018
Tal Darmon	and Global Corporate Controller (Principal Accounting Officer)

/s/ Douglas L. Becker	Chairman of the Board	April 23, 2018
Douglas L. Becker

/s/ Brian F. Carroll	Director	April 23, 2018
Brian F. Carroll

/s/ Andrew B. Cohen	Director	April 23, 2018
Andrew B. Cohen

/s/ William L. Cornog	Director	April 23, 2018
William L. Cornog

/s/ Pedro del Corro	Director	April 23, 2018
Pedro del Corro

/s/ Michael J. Durham	Director	April 23, 2018
Michael J. Durham

/s/ Kenneth W. Freeman	Director	April 23, 2018
Kenneth W. Freeman

/s/ George Muñoz	Director	April 23, 2018
George Muñoz

/s/ Dr. Judith Rodin	Director	April 23, 2018
Dr. Judith Rodin

/s/ Ian K. Snow	Director	April 23, 2018
Ian K. Snow

/s/ Steven M. Taslitz	Director	April 23, 2018
Steven M. Taslitz

/s/ Quentin Van Doosselaere	Director	April 23, 2018
Quentin Van Doosselaere